UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

November 18, 2004

Date of Report (Date of earliest event reported)

CYBERGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0-24544

Florida	65-0510339
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2000 West Commercial Boulevard, Suite 200, Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

(954) 958-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) Appointment of Principal Officer.

On November 18, 2004, CyberGuard Corporation (“Company”) appointed Mark Reese, 42, to the position of the Company’s Chief Operating Officer.

Prior to joining the Company, Mr. Reese served as Chief Operating Officer and Executive Vice President of GSI Commerce, Inc., where he served from May 2000 to June 2004. GSI Commerce is a $460 million public company providing outsourced e-commerce services. From June 2004 to November 2004, Mr. Reese was an independent management consultant. From January 1999 to May 2000, Mr. Reese served as Chief e-Commerce Officer of Toysmart.com, a privately-held Internet retailer of educational toys and children’s products. From 1984 to 1998, Mr. Reese held a variety of senior-level consulting positions, including strategy consulting at Accenture, operational consulting at CSC Index, and nine years as an information technology consultant with Price Waterhouse.

The Company and Mr. Reese entered into an Employment Agreement with an effective date of November 29, 2004 (“Agreement”), which Agreement is attached hereto as Exhibit 99.1. The Agreement provides for the employment of Mr. Reese as Chief Operating Officer of the Company at an annual base salary of $250,000 and a target annual bonus of up to $105,000 upon the achievement of certain performance objectives established by the Company. In addition, the Agreement provides that Mr. Reese will be issued a stock option to purchase 250,000 shares of the Company’s common stock dated December 2, 2004, to be issued at a price per share equal to the closing price per share of the Company’s common stock on December 2, 2004.

The Agreement may be terminated by either the Company or Mr. Reese at any time. In the event Mr. Reese is terminated for “cause” or resigns without “good reason,” compensation under the Agreement will end. The Agreement defines “cause” as acts of willful misconduct or gross negligence by Mr. Reese in performance of his material duties or obligations to the Company, conviction of Mr. Reese of a felony involving moral turpitude, or a material act of dishonesty or breach of trust by Mr. Reese, intended to enrich Mr. Reese at the expense of the Company. If the Agreement is terminated by the Company other than for “cause” or the death, disability or normal retirement of Mr. Reese or by Mr. Reese for “good reason,” Mr. Reese will receive severance pay equal to 6 months of his base salary and one-half of his target annual bonus, as in effect immediately prior to termination, and all of Mr. Reese’s stock options and stock appreciation rights will be exercisable at termination. If Mr. Reese ‘s employment with the Company is terminated within one year following a “change in control” of the Company (other than as consequence of death, disability or normal retirement of Mr. Reese) by the Company for any reason whatsoever or by Mr. Reese for “good reason,” Mr. Reese will receive severance equal to 6 months of his base salary and one-half of his target annual bonus, as in effect immediately prior to termination, and all of Mr. Reese‘s stock options and stock appreciation rights will become exercisable at termination. If Mr. Reese’s employment is terminated at any time by the Company or by Mr. Reese, other than within one year of a “change in control,” the Company may, at its sole discretion and upon certain conditions, prohibit Mr. Reese from engaging in any business competitive with the business of the Company for a six-month period following the effective date of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERGUARD CORPORATION

By:	/s/ PATRICK J. CLAWSON
Patrick J. Clawson
Chief Executive Officer

Date: November 22, 2004

Exhibit Index

Exhibit No.	Description

99.1	Employment Agreement between CyberGuard Corporation and Mark Reese